                Letterhead of Sizeler Property Investors, Inc.



May 28, 1999




Dear Dividend Reinvestment Plan Participant:

         Starting June 1st, Sizeler Property Investors, Inc. ("Sizeler") will offer a new Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), which will replace our current Dividend Reinvestment Plan. Under the Plan, you can:

         . continue to reinvest all or a portion of the dividends on your Sizeler common stock in additional shares of Sizeler at a 3% discount from the market price

         . make additional purchases of Sizeler common stock at a 3% discount from the market price

         . make monthly purchases of Sizeler stock by mail or by automatic withdrawal


         . send your Sizeler stock certificates to the Plan for safekeeping.

         The new Plan is designed to make it easier to invest in Sizeler common stock. A prospectus is enclosed which describes the Plan. As of June 1st, the enclosed prospectus replaces your current prospectus for the dividend reinvestment plan.

         Your current account in the dividend reinvestment plan will automatically become an account in the Plan on June 1st, at no cost to you. Your current dividend reinvestment election will continue to apply, and no additional action is required on your part. Please note that beginning June 1, 1999, there will be nominal fees for additional purchases and sales of stock through the Plan, as described in the prospectus. There are no fees for dividend reinvestment or safekeeping. You may call Bank of New York (1-800-524-4458), the Agent for the Plan, to speak with Plan representatives who can answer any questions you might have.

         Your continued support of Sizeler Property Investors, Inc. is greatly appreciated.

Sincerely,


/s/ Sidney W. Lassen
Sidney W. Lassen
Chairman and Chief Executive Officer

Enclosure

                Letterhead of Sizeler Property Investors, Inc.


May 28, 1999


Dear Shareholder:

         Sizeler Property Investors, Inc. is pleased to offer to you the opportunity to participate in Sizeler's Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"). The Plan provides an economical and convenient way for you to add to your ownership of Sizeler common stock.

         Participation in the Plan is voluntary. If you choose to enroll, all or a portion of the dividends on your shares of Sizeler stock will be used to purchase additional shares of Sizeler common stock. You may also make voluntary cash payments that will be used to purchase additional stock.

         The Plan has several attractive features:

         . Stock is purchased through the reinvestment of dividends at a 3% discount from market price.

         . You can also make voluntary additional cash investments of between $250 and $20,000 per calendar month to purchase shares at a 3% discount from market price.

         . You can invest under the Plan pursuant to an electronic funds transfer.

         . Safekeeping of stock certificates for all or a portion of your shares.

         . The Plan is easy to join and easy to discontinue participation.

         . You will receive detailed statements showing account transactions.

         I encourage you to take the time to read the details of the Plan provided in this prospectus. The Plan replaces Sizeler's prior dividend reinvestment plan. As of June 1, 1999, the enclosed prospectus replaces any earlier prospectus for the dividend reinvestment plan.

         If you have any questions, please contact the Bank of New York, agent for the Plan. The telephone number is (800) 524-4458

         Should you decide to participate in the Plan, simply complete an authorization form and return it. Thank you for your interest in and support of Sizeler.

Sincerely,



/s/ Sidney W. Lassen
Sidney W. Lassen
Chairman and Chief Executive Officer

Enclosure

                                                                  Rule 424(b)(3)
                                                             File No.: 333-77511


                                   PROSPECTUS

                             SUBJECT TO COMPLETION
                              DATED MAY 24, 1999

                        SIZELER PROPERTY INVESTORS, INC.
                             DIRECT STOCK PURCHASE
                                      AND
                           DIVIDEND REINVESTMENT PLAN

                   -----------------------------------------

                              COMMON STOCK, $0.01
                              PAR VALUE PER SHARE

                   -----------------------------------------

          Sizeler Property Investors, Inc. (the "Company") is offering its stockholders and other investors the opportunity to purchase shares of our common stock, $0.01 par value per share ("Common Stock"), pursuant to Sizeler's Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"). The Plan allows stockholders to automatically reinvest (without brokerage commissions or other expenses) some or all cash dividends that we may declare at a 3% discount from current market prices. The Plan also provides a method for all investors to purchase shares of Common Stock directly from us at a 3% discount from current market prices.

          Some of the significant features of the Plan are as follows:

          . Automatic reinvesting of cash dividends on all shares held in their name.

          . Automatic reinvestment of cash dividends on less than all the shares of Common Stock held in their name while continuing to receive the remainder of their cash dividends.

          .    Initial investments of $500 to $20,000.

          .    Optional cash investments of $50 to $20,000 per month.

          . 3% discount from current market prices on Common Stock purchased via dividend reinvestment and direct stock purchase.

          .    Automatic monthly investments through electronic funds transfers.

          Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Stockholders that do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

          The Bank of New York is the administrator of the Plan and acts as agent for participants in the Plan.

          This Prospectus relates to 600,000 shares of Common Stock offered for purchase under the Plan. It should be retained for future reference. Our Common Stock is presently listed for trading on the New York Stock Exchange, Inc. ("NYSE") under the symbol "SIZ." To maintain our qualification as a real estate investment trust ("REIT") for federal income tax purposes, our Restated Certificate of Incorporation, as amended, imposes limitations on the number of shares of capital stock that may be held by any stockholder. See "Restrictions on Ownership of Shares."

                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


                 The date of this Prospectus is May 24, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION


          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by us may be inspected at and, upon payment of the Commission's customary charges, copies obtained from, the Public Reference Section maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices in New York, New York (7 World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning the Company. In addition, the Common Stock is traded on the NYSE under the symbol "SIZ" and reports and other information can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          We have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock. This Prospectus constitutes the Prospectus of the Company, filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the Commission noted above, and copies of which can be obtained from the Commission at prescribed rates as indicated above. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" into this Prospectus the information we file with them. This means that we can disclose important financial and other information in our SEC filings by referring you to the documents containing this information. Incorporated into this Prospectus by reference are the documents listed below filed by us under the Exchange Act. Copies of any such documents are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person to us, 2542 Williams Boulevard, Kenner, Louisiana 70062, Attention:
Chief Financial Officer; telephone number (504) 471-6200.

          The following documents are hereby incorporated into this Prospectus by reference and are made a part hereof:

          (1) The Company's Registration Statement on Form 8-A dated December 2, 1986 (Commission File No. 1-9349).
          (2) The Company's Registration Statement on Form 8-A filed August 26, 1998 (Commission File No. 1-9349).
          (3) The Company's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 1-9349).
          (4) The Company's Proxy Material for its Annual Meeting of Stockholders to be held on May 7, 1999 (Commission File
              No. 1-9349).
          (5) The Company's Current Report on Form 8-K filed August 20, 1998 (Commission File No. 1-9349).

          All information incorporated by reference is part of this Prospectus, unless that information is updated and superseded by the information contained in this Prospectus or by any information filed subsequently that is incorporated by reference or by any Prospectus Supplement. Each document filed by us subsequent to the date of this Prospectus pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all shares of Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference. You should rely only on the information contained in this Prospectus or any Prospectus Supplement or information that is incorporated by reference. We have not authorized anyone else to provide you with different information. Information is accurate only as of the date of the document containing the information, unless the information specifically indicates that another date applies.

          Unless the context otherwise requires, all references in this Prospectus to the "Company" or use of pronouns such as "us", "we" or "our" shall mean Sizeler Property Investors, Inc. and our subsidiaries on a consolidated basis or, where the context so requires, Sizeler Property Investors, Inc. only, and, as the context may require, our predecessors.


                                  THE COMPANY

          We are a self-administered equity REIT that invests in income-producing shopping centers and apartment properties in the southern United States. Our investment objective is to acquire and/or develop high-quality properties at attractive initial yields with potential for future growth in cash flows.

          We were organized on October 28, 1986 as a Delaware corporation with perpetual existence. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.


                                USE OF PROCEEDS

          We will receive proceeds pursuant to the Plan to the extent shares of Common Stock are purchased directly from us. We do not know the number of shares of Common Stock that will ultimately be purchased pursuant to the Plan, or the prices at which such shares will be purchased. The proceeds, if any, from purchases of shares of Common Stock under the Plan will be used for general corporate purposes, including, without limitation, the acquisition of real estate properties, to make improvements to properties, the repayment of debt and to fund working capital requirements.


                              SUMMARY OF THE PLAN

          The following summary description of the Plan is qualified by reference to the full text of the Plan which is attached as an Exhibit to this Prospectus. Terms used in the Summary have the meanings attributed to them in the Plan.

Purpose of the Plan   The purpose of the Plan is to provide our stockholders and other investors with a convenient and economical way to purchase shares of Common Stock and to build their investment through automatic dividend reinvestment and optional cash investments.

Features of the Plan   There is no limit on the amount of dividends that may be
                       reinvested under the Plan. The minimum amount of optional cash purchases under the Plan is $50 per month and the maximum is $20,000 per month. Initial optional cash investments are subject to a minimum of $500 and a maximum of $20,000.

                       The Plan enables participants in the Plan
                       ("Participants") to (i) have all or part of their Common Stock dividends automatically invested in additional shares of Common Stock; (ii) make additional cash purchases of Common Stock, including monthly purchases by automatic deduction from a designated bank account; and
                       (iii) make initial optional cash investments in Common Stock through the Plan. The purchases set forth in (i)-
                       (iii) above will be made at a 3% discount from current market prices.

Purchase Price         The price of shares of Common Stock acquired through the
                       Plan as a result of the reinvestment of cash dividends, initial optional cash investments and optional cash investments will be at a 3% discount from current market prices determined by averaging the high and low sales prices on the date shares are purchased from us.

Plan Limitations       Optional cash investments by current stockholders are
                       subject to a minimum investment of $50 and a maximum investment of $20,000 per month.

                       Initial optional cash investments by persons not currently stockholders of the Company are subject to a minimum of $500 and a maximum of $20,000.

                       There is no limit to the amount of cash dividends that you may reinvest in additional shares of Common Stock.

                       We reserve the right to set a minimum per share purchase price for shares to be purchased pursuant to the Plan.

Number of Shares       We have authorized 600,000 shares of Common Stock to be
                       issued and registered under the Securities Act for offering pursuant to the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

                                    THE PLAN

          The following questions and answers explain and constitute the Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan as in effect beginning June 1, 1999.


                               TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
 1.  WHAT IS THE PURPOSE OF THE PLAN?                                       7
 2.  WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN?                             7
 3.  WHO WILL ADMINISTER THE PLAN?                                          8
 4.  WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?                   9
 5.  WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?                           10
 6.  HOW DOES AN ELIGIBLE HOLDER OF COMMON STOCK OR ANY OTHER INTERESTED
     INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT?                 10
 7.  WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN?                          12
 8.  AT WHAT PRICE WILL SHARES BE PURCHASED?                               12
 9.  MAY AN INVESTOR IMPOSE RESTRICTIONS WITH RESPECT TO OPTIONAL
     CASH INVESTMENTS?                                                     12
10.  WILL FRACTIONAL SHARES BE PURCHASED?                                  13
11.  WILL INTEREST BE PAID ON PLAN ACCOUNTS?                               13
12.  WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES?                      13
13.  MAY PARTICIPANTS DRAW CHECKS OR DRAFTS AGAINST SHARES?                13
14.  MAY A PARTICIPANT ADD SHARES OF COMMON STOCK TO HIS OR HER ACCOUNT BY
     TRANSFERRING STOCK CERTIFICATES THAT THE PARTICIPANT POSSESSES?       13
15.  MAY PARTICIPANTS SELL SHARES HELD UNDER THE PLAN?                     13
16.  HOW WILL A PARTICIPANT'S SHARES BE VOTED?                             14

17.  WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A
     STOCK SPLIT OR RIGHTS OFFERING?                                       14
18.  HOW MAY THE PLAN BE MODIFIED OR TERMINATED?                           14
19.  WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER
     THE PLAN?                                                             15
20.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN
     THE PLAN?                                                             16
21.  WHEN WILL PARTICIPATION IN THE PLAN BEGIN?                            16
22.  WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN?          17
23.  HOW ARE THE OPTIONAL CASH INVESTMENTS MADE?                           17
24.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?                  17
25.  WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT?                      18
26.  HOW DOES A PARTICIPANT INVEST VIA AUTOMATIC ELECTRONIC FUNDS
     TRANSFER ("EFT")?                                                     18
27.  WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?                18
28.  HOW MAY A PARTICIPANT REQUEST A REFUND OF DIVIDENDS OR OPTIONAL
     CASH INVESTMENT?                                                      18
29.  MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S
     SHARES HELD IN THE PLAN TO ANOTHER PERSON?                            19
30.  WHAT FEES WILL BE CHARGED TO PARTICIPANT?                             19


      1. WHAT IS THE PURPOSE OF THE PLAN? The purpose of the Plan is to provide our stockholders and other investors with a convenient and economical way to purchase shares of Common Stock and to systematically build their investment through automatic dividend reinvestment and optional cash investments through the Agent (as defined below). There is no limit on the amount of dividends that may be reinvested under the Plan. The minimum amount of optional cash purchases under the Plan is $50 per month and the maximum is $20,000 per month. The minimum amount for initial cash investments is $500 and the maximum is $20,000.

      2. WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN? The Plan enables participants in the Plan ("Participants") to (i) have all or part of their Common Stock dividends automatically reinvested in additional shares of our Common Stock; (ii) make additional cash investments of

Common Stock, including monthly purchases by automatic deduction from a designated bank account; and (iii) make initial investments in Common Stock through the Plan, each such purchase to be made at a 3% discount from current market prices. Please refer to question 30 for details on fees to be paid by Participants.

      3. WHO WILL ADMINISTER THE PLAN? The Bank of New York (the "Agent"), which also serves as our transfer agent, registrar and dividend paying agent for the Common Stock, will administer the Plan, purchase, sell and hold shares of Common Stock acquired under the Plan, keep records, send statements of account activity to Participants and perform other duties related to the Plan. Participants may contact the Agent by writing to:

          The Bank of New York
          P.O. Box 11258
          Church Street Station
          New York, New York  10286-1258

          For transfers, sales, withdrawals or optional cash investments, complete and mail instructions appearing on the bottom portion of the Authorization Form (as hereinafter defined) or an account statement (a "Transaction Request Form") to:

          The Bank of New York
          Dividend Reinvestment Department
          P. O. Box 1958
          Newark, New Jersey 07101-9774

or by telephoning the Stockholder Customer Service Helpline as follows:

          AUTOMATED STOCKHOLDER CUSTOMER SERVICE:  (800) 524-4458
          Available 24 hours a day, seven days a week.

          CUSTOMER SERVICE REPRESENTATIVES:  (800) 524-4458
          Available 8:00 a.m. - 8:00 p.m., Eastern Standard Time, each business day.

          NON-STOCKHOLDERS REQUESTING PLAN MATERIALS: (800) 727-7033 Available 24 hours a day, seven days a week.

     The Agent may also be contacted at its Internet address:
http://stock.bankofny.com or its e-mail address: Shareowner-svcs@bankofny.com. The methods of advising Agent by use of an Authorization Form or Transaction Request Form or other authorized methods as set forth above, collectively are referred to as the "Instructions."

      4.  WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

          Benefits

          . The Plan provides Participants with the opportunity to automatically reinvest their cash dividends in additional shares of Common Stock.

          . In addition to reinvestment of dividends, eligible stockholders may purchase additional shares of Common Stock (at a 3% discount from current market prices) pursuant to optional cash investments of not less than $50 and not more than $20,000 per month. Optional cash investments may be made occasionally or at regular intervals, as the Participants desire and may be made by electronic funds transfer. Participants may make optional cash investments even if the dividends on their shares are not being reinvested under the Plan.

          . Persons not presently stockholders of the Company may become Participants by making an initial cash investment of not less than $500 and not more than $20,000 to purchase shares of Common Stock under the Plan. Purchase of shares pursuant to an initial cash investment will be made at a 3% discount from current market prices.

          . Dividends and any optional cash investments will be fully invested because the Plan permits fractional shares to be credited to Participants' accounts. Dividends, whether on whole or on fractional shares, will be credited to Participants' accounts.

          . Participants will avoid the need for safekeeping of certificates for shares of Common Stock credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name.

          . Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances will simplify record keeping for registered holders.

          Disadvantages

          . Participants that reinvest their cash dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date; such dividend may give rise to a liability for the payment of income tax without providing Participants with immediate cash to pay such tax when it becomes due.

          . Participants will not know the actual number of shares purchased under the Plan until the date the Agent purchases such shares.

          . The per share purchase or sales price will be an average price and, therefore, may exceed the price at which the shares are trading on the date when the shares are issued or sold.

          . No interest will be paid on funds held by us pending reinvestment or investment.

          . Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan.

      5. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN? Any person or entity, whether or not a holder of record of shares of Common Stock, is eligible to participate in the Plan, provided that such person fulfills the prerequisites for participation described herein.

      6. HOW DOES AN ELIGIBLE HOLDER OF COMMON STOCK OR ANY OTHER INTERESTED INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT? Existing stockholders of record can enroll in the automatic dividend reinvestment feature of the Plan at any time by completing and returning to the Company or the Agent such authorization form as the Company or the Agent may from time to time or upon request furnish a person or entity and which shall be returned to the Agent by such person or entity to indicate their election to participate in specified portions of the Plan (the "Authorization Form"). THE AUTHORIZATION FORM AND EACH ACCOUNT STATEMENT WILL HAVE A SECTION WHERE THE PARTICIPANT ADVISES AGENT THE EXTENT TO WHICH DIVIDENDS SHOULD BE REINVESTED. PLEASE NOTE THAT IF THIS INFORMATION IS NOT COMPLETED AT THE TIME OF ENROLLMENT IN THE PLAN, AGENT WILL ASSUME PARTICIPANT WANTS FULL DIVIDEND REINVESTMENT UNTIL OTHERWISE ADVISED BY A PARTICIPANT.

     Shareholders who already participate in the existing Sizeler Dividend Reinvestment Plan (which will be discontinued) will be enrolled automatically in the Plan. For your convenience, the Authorization Form and all account statements have tear-off instructions which can be filled out with respect to any certificate issuance, sale, purchase, termination or certificate deposit instructions you wish to effect. Reinvestment of dividends will commence with dividends paid on the next date on which dividends are paid on the Common Stock (the "Dividend Payment Date"). These dates usually occur in the fourth week of March, June, September and December.

     DIVIDENDS ARE PAID AS AND WHEN DECLARED BY OUR BOARD OF DIRECTORS. THERE CAN BE NO ASSURANCE AS TO THE DECLARATION OR PAYMENT OF A DIVIDEND, AND NOTHING CONTAINED IN THE PLAN OBLIGATES US TO DECLARE ANY SUCH DIVIDEND ON COMMON STOCK. THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS.

     Existing stockholders of record can make optional cash investments by completing and returning to the Agent the Instructions and a check or money order for any amount not less than $50 and not more than $20,000. Checks and money orders should be made payable to the order of "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan" and sent directly to the Agent. Third party checks and checks not drawn on a United States bank and payable in United States funds will not be accepted and will be returned to
sender.   In the event a check sent to Agent by a Participant is not honored for any reason, including but not limited to insufficient funds, Agent reserves the right to sell shares from a Participant's account to recover the amount owed to
Agent.   Each account statement sent to Participants will include a form to accompany subsequent cash investments they may wish to make in any amount not less than $50 and not more than $20,000 per month.

     Any person or entity who is not a holder of record of shares of Common Stock may also enroll in the Plan by completing and signing an Authorization Form and returning it to the Agent together with a check or money order (an "Initial Cash Payment") payable to "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan" in an amount not less than $500, but not more than $20,000. Upon acceptance of such Initial Cash Payment and completed Authorization Form, such person or entity will become a Participant under the Plan. Please refer to question 30 for details on fees to be paid by Participants.

     Following an Initial Cash Payment, Participants may make cash investments by check, money order or automatic monthly deduction from a designated bank account. Cash investments payable by automatic monthly deduction from a designated bank account will be drawn on the 25/th/ day of each month (or if such date is not a business day on the immediately preceding business day) and will be invested in Common Stock on the next Purchase Date (as defined below).

     Beneficial owners of Common Stock whose shares are registered in names other than their own (for example, in the name of a bank, broker, nominee or other record holder) may participate in the Plan by either arranging for participation with the bank, broker, nominee or other record holder or having their shares of Common Stock transferred into their own names. Although the Common Stock is not registered in their own names we may permit participants in our employee benefits plan to participate in the Plan on such terms and conditions as we may from time to time establish for such purposes. We reserve the right to refuse to permit a bank, broker, nominee or other record holder to participate in the Plan if the terms of such participation would in our judgment result in excessive cost or burden to us or endanger our status as a REIT. We reserve the right to exclude from participation in the Plan or modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are not consistent with the purposes of the Plan, including but not limited to utilization of the Plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the Common Stock.

     You can change your Instructions at any time. Any Instruction changes must be received by the Agent on or before the record date for that dividend. If you choose not to reinvest your dividends, the Agent will remit any dividends directly to you.

      7. WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN? The Agent shall purchase Common Stock on behalf of the Plan once a month, on the last business day of the month (each, a "Purchase Date"), with the proceeds of all dividend payments received by the Agent prior to such Purchase Date and "Cash Payments" (defined to include any cash investments, including Initial Cash Payments, made by Participants) received by the Agent at least one business day prior to such Purchase Date, except to the extent that applicable law may require the curtailment or suspension of or otherwise limit purchases of Common Stock. ANY FUNDS RECEIVED AFTER THE DEADLINE WILL BE INVESTED WITH THE NEXT MONTHLY INVESTMENT. NO INTEREST WILL BE PAID ON ANY FUNDS HELD BY THE AGENT BETWEEN PURCHASE DATES. ACCORDINGLY, PARTICIPANTS ARE URGED TO TIME THEIR INVESTMENTS SO THAT THEY WILL BE RECEIVED SHORTLY BEFORE, BUT NOT AFTER, THE REGULAR PURCHASE DATES OR TO ENROLL IN THE AUTOMATIC FUNDS TRANSFER OPTION WHICH ASSURES THE MOST TIMELY TRANSFER OF FUNDS TO THE AGENT.

     Unless otherwise directed by the Agent, purchases and sales will be made through BNY/ESI Brokerage, a full service brokerage and wholly-owned subsidiary of The Bank of New York Company, Inc. BNY/ESI Brokerage will receive brokerage commissions (to be paid by Participant) with respect to purchases and sales under the Plan. See question 30 below.

      8. AT WHAT PRICE WILL SHARES BE PURCHASED? The price at which Common Stock shall be purchased under the Plan shall be 97% of the average of the high and low sales prices of the shares of Common Stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions on the Purchase Date, or if no such transactions are reported on such date, then on the next preceding date when such shares of Common Stock have been sold. If The Wall Street Journal is not published on a Purchase Date we may determine the price of the Common Stock by reference to The New York Times or by any other appropriate method.

     Participants should be aware that because investments under the Plan are made as of specified dates, one may lose an advantage that otherwise might be available from being able to select the timing of an investment. NEITHER THE COMPANY NOR THE AGENT CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

      9. MAY AN INVESTOR IMPOSE RESTRICTIONS WITH RESPECT TO OPTIONAL CASH INVESTMENTS? Cash Payments will not be accepted by the Agent if a Participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of a purchase or what the Participant's balance will be following a purchase. In addition, the Agent cannot purchase shares for a Participant without advance payment, nor can it refund any part of a Participant's Cash Payment unless a written request for a refund is received by the Agent at least two business days before the applicable Purchase Date. It is not possible for the Agent to tell a Participant in advance how much money to send for the purchase of a full or fractional share because the per share price will not be known until the shares are purchased.

      10. WILL FRACTIONAL SHARES BE PURCHASED? If any dividend or Cash Payment is not sufficient to purchase a whole share of Common Stock, a fractional share equivalent will be credited to a Participant's account and will earn a proportionate share of future dividends. All fractional shares are rounded to four decimal places. See question 12 below.

      11. WILL INTEREST BE PAID ON PLAN ACCOUNTS? No interest will be paid on any funds held by the Agent in a Plan account. See question 7 above.

      12. WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES? Shares purchased and held under the Plan will be held in safekeeping by the Agent in its name or the name of its nominee. The number of shares (including fractional interests) held for each Participant will be shown on each account statement. Participants may obtain certificates for shares purchased under the Plan by notifying the Agent to that effect by submitting Instructions to Agent. However, no certificate will be issued for fractional shares of Common Stock. Instead, the market value of any fractional shares will be paid in cash to a stockholder requesting a certificate for all of the stockholder's noncertificated shares of Common Stock.

      13. MAY PARTICIPANTS DRAW CHECKS OR DRAFTS AGAINST SHARES? Participants in the Plan have no right to draw checks or drafts against the shares held in the Participant's Plan account. A Participant who wishes to pledge or assign any such shares must terminate the account to the extent of those shares of Common Stock the Participant intends to pledge or assign.

      14. MAY A PARTICIPANT ADD SHARES OF COMMON STOCK TO HIS OR HER ACCOUNT BY TRANSFERRING STOCK CERTIFICATES THAT THE PARTICIPANT POSSESSES? At the time of enrollment in the Plan or at any later time, Participants may use the Plan's share certificate safekeeping service to deposit any Common Stock certificates in their possession with the Agent. By using the Plan's share safekeeping service, Participants no longer bear the risk associated with the loss, theft or destruction of stock certificates. Participants who wish to deposit their Common Stock certificates with the Agent must mail their written request and their certificates to the Agent. The certificates should not be endorsed. It is recommended that when mailing certificates to the Agent, the Participant should use registered, insured mail.

      15. MAY PARTICIPANTS SELL SHARES HELD UNDER THE PLAN? A Participant may instruct the Agent to sell any or all shares held in their account by submitting Instructions to the Agent in accordance with question 3 above. Please be certain that all persons registered as account participants sign the instruction form.

          As with purchases, the Agent aggregates all requests to sell shares, then sells the total share amount on the open market through BNY/ESI Brokerage, a full service brokerage and wholly-owned subsidiary of The Bank of New York Company, Inc. The shares are sold on any exchange on which our shares are listed. The selling price will not be known until the sale is completed. The proceeds of the sale will be sent by check to you following the sale. Participants will be responsible for any and all service fees and brokerage commissions incurred in connection with such sale of shares. Please refer to question 30 for details on fees to be paid by Participants.

          PARTICIPANTS SHOULD BE AWARE THAT THE COMMON STOCK PRICE MAY FALL DURING THE PERIOD BETWEEN A REQUEST FOR SALE, ITS RECEIPT BY AGENT AND THE ULTIMATE SALE ON THE OPEN MARKET. INSTRUCTIONS SENT TO AGENT TO SELL SHARES ARE BINDING UPON PARTICIPANTS AND MAY NOT BE RESCINDED.

      16. HOW WILL A PARTICIPANT'S SHARES BE VOTED? All Common Stock credited to a Participant's account under the Plan shall be voted by the Participant. If on the record date for a meeting of stockholders there are shares of Common Stock credited to the Plan account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's Common Stock, including shares of Common Stock credited to the Participant's Plan account. If the Participant transmits a proxy to the Agent pursuant to any method authorized by the proxy material, the Common Stock will be voted as directed with respect to all of Participant's shares of Common Stock (including any fractional shares), or the Participant may vote all of the Common Stock in person at the meeting. In the absence of any such direction or attendance at the meeting, such Common Stock will not be voted by the Agent.

      17. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT OR RIGHTS OFFERING? Any dividends of Common Stock resulting from stock splits, stock dividends or a rights offering will be credited to the Participant's Plan account. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

      18. HOW MAY THE PLAN BE MODIFIED OR TERMINATED? Participants may modify participation in the dividend reinvestment portion of the Plan by notifying the Agent in writing of the increased or decreased number of shares of Common Stock with which they wish to participate. A Participant, by notifying the Agent in writing, may also request that (i) the Agent send all future dividends to the Participant by check and continue to hold the Participant's shares in the Plan account or (ii) the Agent discontinue any automatic withdrawals of funds and purchase of shares. Participants may terminate participation in the dividend reinvestment portion of the Plan at any time by notifying the Agent in writing to that effect. Any notice is effective only upon receipt. If such notice is received by the Agent before any record date for dividend payment, the Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Dividend Payment Date. A service charge will be charged by the Agent and deducted from the Participant's account in the event of termination by the Participant of his or her participation in the Plan (see question 30). To reenter the Plan after termination, the stockholder must complete a new Authorization Form. The Agent may terminate the participation of any account by written notice to the Participant and us. Upon termination of participation in the Plan, the Agent will send the Participant a certificate for the Common Stock and cash for any fractional shares of Common Stock, as provided herein.

     The Agent shall terminate the Participant's Plan account upon receipt of written notice of the Participant's death or adjudication of incompetency; provided, however, in the event of any such notice, the Agent shall retain all Common Stock in the Participant's Plan account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Agent of the legal representative's right to receive such Common Stock.

     We reserve the right to modify, suspend or terminate the Plan at any time. Participants in the Plan will be notified of any suspension, termination or significant modification of the Plan. We also reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices not consistent with the purposes of the Plan, including but not limited to utilization of the Plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the Common Stock. We also reserve the right to refuse to permit any broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in our judgment result in excessive cost or burden to us or endanger our status as a REIT. We reserve the right to interpret and regulate the Plan at our discretion.

      19. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE PLAN? Neither us, the Agent, nor any agent for either of us, in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (i) arising out of a failure to terminate the Participant's account upon such Participant's death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency; (ii) with respect to the prices at which Shares are purchased or sold for a Participant's account; or (iii) with respect to any fluctuation in market value before or after any purchase or sale of shares. Neither us, the Agent, nor any agent for either of us shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

     Our obligation to offer, issue or sell our Common Stock hereunder shall be subject to our obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Common Stock. We may elect not to offer or sell our Common Stock hereunder to stockholders residing in any jurisdiction where, in our sole discretion, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

     Because we have delegated responsibility for administering the Plan to the Agent, we specifically disclaim any responsibility for any of the Agent's actions or inactions in connection with the administration of the Plan. Neither our directors, officers nor stockholders shall have any personal liability under the Plan. Any such limited liability provisions do not extend to violations of the federal securities laws.

     THE RISK TO PARTICIPANTS IS THE SAME AS WITH ANY OTHER INVESTMENT IN OUR COMMON STOCK. PARTICIPANTS MUST RECOGNIZE THAT NEITHER THE COMPANY NOR THE AGENT CAN IN ANY WAY ASSURE A PROFIT OR PROTECT AGAINST A LOSS TO A PARTICIPANT ON SHARES PURCHASED UNDER THE PLAN.

     We take no position on whether current stockholders or other investors should participate in the Plan.

     20. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN? Under Internal Revenue Service rulings in connection with similar plans, dividends reinvested will be treated as taxable notwithstanding that the dividends are reinvested in stock. A Participant will be treated for federal income tax purposes as having received on each Dividend Payment Date a distribution equal to the fair market value of the shares of Common Stock purchased plus any cash actually distributed. This will include the value of the discount in the purchase price of the Common Stock purchased.

     Distributions by REITs are treated as dividends to the extent a REIT has earnings and profits for federal income tax purposes. To the extent that the amount distributed by a REIT exceeds the current and accumulated earnings and profits of the REIT, the portion of the distribution which exceeds earnings and profits will first be treated as a return of capital to the stockholder to the extent of basis, with any excess taxable as gain realized from the sale of shares.

     The holding period for shares credited to a Participant's Plan account pursuant to the dividend reinvestment aspect of the Plan will begin on the day following the date on which the shares were purchased for the Participant's account. The holding period for shares purchased by optional cash investments will begin on the day following the date of purchase. In the case of stockholders whose dividends are subject to United States federal income tax withholding or backup withholding, the Agent will reinvest dividends less the amount of tax required to be withheld.

     Participants in the Plan are urged to consult with their own tax advisors with respect to federal, state, local and other tax laws applicable to their specific situations. In addition, the tax consequences of participation in the Plan by retirement plans differ from those outlined herein for individuals. Because the laws and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, a retirement plan considering such participation should consult with its own retirement plan trustees, custodians or tax advisors for specific information.

      21. WHEN WILL PARTICIPATION IN THE PLAN BEGIN? Participation as to dividend reinvestment will commence with the next Purchase Date, after receipt of the Authorization Form, provided it is received by the Agent on or before the record date for payment of the dividend. Participation as to optional cash investments will commence with the next Purchase Date. Should the funds to be invested arrive after the time indicated above and before the next Purchase Date, such funds will be held without interest until they can be invested on the next Purchase Date.

     Eligible stockholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until we terminate the Plan or a Participant's participation in the Plan.

     22. WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN? Shares purchased through the Plan will be either newly issued shares purchased directly from us, or, at the discretion of the Company, shares purchased by the Agent on the open market or in privately negotiated transactions from third parties, or a combination of those sources. Shares purchased directly from us will consist of authorized but unissued shares of Common Stock.

     23. HOW ARE THE OPTIONAL CASH INVESTMENTS MADE? All Plan Participants are eligible to make optional cash investments at any time by submitting Instructions to Agent as set forth in detail in question 3. The Authorization Form and Transaction Request Form contain instructions whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use an Authorization Form or Transaction Request Form for transmitting optional cash investments on behalf of the beneficial owners. An Authorization Form or Transaction Request Form must be delivered to the Agent at the address specified in question 3 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. Authorization Forms will be furnished by the Agent upon request.

     Other interested investors that are not stockholders of the Company are also eligible to make an initial investment in Common Stock through an optional cash investment by submitting Instructions to Agent as set forth in question 3.

     Optional cash investments should be received by the Agent one business day before the Purchase Date.

     24. WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?

         For any Purchase Date, optional cash investments made by our stockholders are subject to a minimum of $50 and a maximum of $20,000. Optional cash investments made by interested investors who are not then our stockholders are subject to a minimum initial investment of $500 and a maximum of $20,000. Optional cash investments of less than the allowable monthly minimum amount will be returned promptly to Participants without interest, except as noted below. Please refer to question 30 for details on fees to be paid by Participants.

     WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE REGISTERED HOLDERS OR BENEFICIAL OWNERS OF COMMON STOCK FOR ANY REASON WHATSOEVER INCLUDING ELIMINATION OF PRACTICES THAT ARE NOT CONSISTENT WITH THE PURPOSES OF THE PLAN.

     25. WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT? We may aggregate all optional cash investments for Participants with more than one account using the same social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, their participation may be limited by us to only one Plan account.

     All Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash investment for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

     26. HOW DOES A PARTICIPANT INVEST VIA AUTOMATIC ELECTRONIC FUNDS TRANSFER ("EFT")? Participants may enroll in the automatic cash investment program by completing the appropriate section of the Authorization Form or Transaction Request Form which are available upon request to the Agent. These forms must be accompanied by a voided bank check or deposit slip for the account from which the Participant authorizes the Agent to draw the funds. Once the forms are received and processed (which normally takes approximately two weeks) funds will automatically be deducted each month from the designated account on the 25th day of each month (unless such day is not a business day in which event the funds automatically will be deducted on the business day immediately preceding the
25th) and will be invested on the next Purchase Date. In the event an EFT sent to Agent by a Participant is not honored for any reason, including but not limited to insufficient funds, the Agent reserves the right to sell shares from such Participant's account to recover the amount owed to Agent. Automated funds transfers may be for as little as $50 per month, but in no case for more than $20,000 per month.

     27. WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN? Unless a Participant participates in the Plan through a broker, bank or nominee, Participants will receive from the Agent (i) after each purchase of Common Stock, a statement that will show the amount of the Cash Payment or dividend, the purchase price per share of Common Stock, the number of shares of Common Stock owned by the Participant and the total number of shares owned by the Participant; and (ii) annual and other reports to stockholders, proxy statements and income tax information for reporting dividends. THESE STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT TO DETERMINE THE TAX COST BASIS FOR SHARES PURCHASED PURSUANT TO THE PLAN. Any Participant that participates in the Plan through a broker, bank or nominee, should contact such party for such a statement.

     28. HOW MAY A PARTICIPANT REQUEST A REFUND OF DIVIDENDS OR OPTIONAL CASH INVESTMENT? A Participant may request a refund of funds held by the Agent by submitting a written request for such a refund to the Agent at the address listed in question 3 at least one business day prior to the applicable Purchase Date. The request must specify the amount of the refund desired.

      29. MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S SHARES HELD IN THE PLAN TO ANOTHER PERSON? A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Agent at the address in Question 3 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of Common Stock certificates. The Agent will provide Participants with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Agent will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

          Book-to-book transfers, which involve transferring shares from an existing Participant account in the Plan to a new Participant account should follows the steps listed below.

          . Call the Agent's toll-free telephone number 1-800-524-4458 and request a Plan brochure and Authorization Form. Complete the form providing the full registration name, address and social security number of the new Participant to whom shares are being transferred.

          . The completed Authorization Form should be sent to the Agent together with a written request indicating the number of shares (full and fractional) which should be transferred to the new Participant. All persons registered as account Participants should sign the Authorization Form, and their signatures should be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion program.

          .    Unless otherwise directed in the Authorization Form, the credited
               (new) account will be enrolled in the Plan and all dividends on the transferred shares will be reinvested in additional shares of Common Stock.

      30. WHAT FEES WILL BE CHARGED TO PARTICIPANT? For current Participants in our Dividend Reinvestment Plan, there will be no charge or commissions payable as a result of conversion to the Plan. Persons not currently enrolled in our Dividend Reinvestment Plan and persons not currently our shareholders will be charged a $7.50 enrollment fee and a $2.50 investment fee (collectively, the "Enrollment Fee"). For sales and purchases by Participants under the Plan, Participants will be charged $0.10 per share (the "Brokerage Commission"), plus 5% of the purchase or sales price of the shares (the "Transaction Fee"). To the extent, shares are purchased directly from or sold directly to us, Participants will not be charged the Brokerage Commission but will be charged the Transaction Fee. In all instances, the maximum amount of the Transaction Fee is $3.00. A service charge of $5.00 will be charged by the Agent and deducted from a Participant's account in the event of termination by the Participant of his or her participation in the Plan. All other fees and expenses will be paid by us.

                      RESTRICTIONS ON OWNERSHIP OF SHARES

     For us to qualify as a REIT for federal income tax purposes, no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we expect to continue to qualify as a REIT, our Restated Certificate of Incorporation, as amended, contains a restriction that provides that ownership by a single holder of more than 9.9% of any class or series of our capital stock is restricted in order to ensure that we remain a qualified REIT for federal income tax purposes.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in the Prospectus and Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the securities will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                                                         EXHIBIT

                             DIRECT STOCK PURCHASE
                                      AND
                          DIVIDEND REINVESTMENT PLAN

          This Plan supersedes the Sizeler Property Investors, Inc. Dividend Reinvestment Plan in its entirety. Stockholders who are currently participating in the Sizeler Property Investors, Inc. Dividend Reinvestment Plan will be automatically enrolled in the Plan.

1.   Definitions

          The following terms when used herein shall have the following definitions:

          "Agent" shall mean any dividend reinvestment agent as from time to time may be appointed by the Company as agent to administer the Plan. The Company has appointed The Bank of New York as Agent for the Plan.

          "Authorization Form" shall mean such authorization form as the Company or the Agent may from time to time or upon request furnish a person or entity and which shall be returned to the Agent by such person or entity to indicate their election to participate in specified portions of the Plan.

          "Cash Payment" shall have the meaning set forth in Paragraph 8.

          "Common Stock" shall mean shares of common stock, $0.01 par value per share, of the Company.

          "Company" shall mean Sizeler Property Investors, Inc.

          "Dividend Payment Date" shall mean the date on which dividends are paid on the Common Stock. These dates usually occur in the fourth week of March, June, September and December.

          "Enrollment Fee" shall have the meaning set forth in Paragraph 26.

          "Initial Cash Payment" shall have the meaning set forth in Paragraph 9.

          "Instructions" shall mean the instructions given to Agent by submitting an Authorization Form, a Transaction Request Form or by other means approved by Agent.

          "New York Stock Exchange" shall mean the New York Stock Exchange, Inc. or any successor institution on which the Common Stock is listed.

          "Participant" shall mean any person or entity who has returned a properly completed Authorization Form to the Company or the Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by the Company.

          "Plan" shall mean this Direct Stock Purchase and Dividend Reinvestment Plan.

          "Purchase Date" shall have the meaning set forth in Paragraph 7.

          "Securities Act" shall have the meaning set forth in Paragraph 12.

          "Transaction Request Form" shall have the meaning set forth in Paragraph 5.

2.   Purpose

          The purpose of this Plan is to enable Participants to (i) have all or part of their Common Stock dividends automatically reinvested in additional shares of Common Stock of the Company; (ii) make additional cash purchases of Common Stock, including monthly purchases by automatic deduction from a designated bank account; and (iii) make initial investments in Common Stock. The Company will pay all service charges and brokerage commissions incurred in connection with dividend reinvestment.

3.   Eligibility for Participation in the Plan

          Any person, whether or not a holder of record of shares of Common Stock, is eligible to participate in the Plan and may do so by completing, signing and returning to the Company or the Agent the Authorization Form furnished to them by the Company or the Agent. The Agent shall make such arrangements as are necessary and customary to permit participation in the Plan by beneficial owners of Common Stock whose shares are registered in names other than their own through brokers, banks, nominees or other record holders; provided, however, that the Company reserves the right to refuse to permit such a broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in the Company's judgment result in excessive cost or burden to the Company or endanger the Company's status as a real estate investment trust. Although the Common Stock is not registered in their own names, the Company may permit participants in its employee benefits plan to participate in the Plan on such terms and conditions as the Company may from time to time establish for such purposes. The Company reserves the right to exclude from participation in the Plan or modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices that are not consistent with the purposes of the Plan, including but not limited to utilization of the Plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the Common Stock.

4.   Administration of the Plan

          The Agent shall administer the Plan and, unless otherwise set forth herein, the Company shall pay all the costs of such administration. The Agent will maintain records and perform such other duties as may be required. In addition, the Agent will send to each Participant (i) after each purchase or sale of Common Stock, a statement that will show the amount of the Cash Payment or dividend, the purchase or sale price per share of Common Stock, the number of shares of Common Stock purchased or sold, the total number of certificated and noncertificated shares of Common Stock owned by the Participant and the total number of shares of Common Stock owned by the Participant; and (ii) annual and other reports to stockholders, proxy statements and income tax information for reporting dividends. Common Stock purchased by a Participant through Cash Payments or reinvested dividends will be credited to the Participant's plan account. Upon request of the Participant, the Agent will furnish certificates for shares of Common Stock in the Participant's Plan account. No certificates will be issued for fractional shares but the market value thereof will be paid in cash to a requesting Participant.

          The Agent will have the responsibility for furnishing certificates for shares of Common Stock and any cash payment in lieu of fractional shares owned by a Participant upon request or termination of participation by the Participant.

5.   Reinvestment of Dividends

          Participants may elect to have dividends on all or part of their Common Stock automatically reinvested by completing the Authorization Form or the tear-off instructions on the bottom of each account statement ("Transaction Request Form") to that effect and returning such form to the Agent.
Reinvestment of dividends shall commence with dividends paid on the next Dividend Payment Date following receipt of the Authorization Form or Transaction Request Form provided it is received before the record date for the dividend. Should an Authorization Form or Transaction Request Form be received by the Agent on or after the record date, dividend reinvestment will commence with the following dividend.

6.      Purchase of Shares

          The Agent shall apply all dividend reinvestments and Cash Payments to the purchase of Common Stock. Such purchases shall be made directly from the Company or, in the Company's discretion, in open market purchases or from third parties in privately negotiated transactions. The price at which Common Stock shall be purchased under the Plan on each Purchase Date shall be 97% of the average of the high and low sales prices of the shares of Common Stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions, on the Purchase Date, or if no such transactions are reported on such date, then on the next preceding date when such shares of Common Stock have been sold. If The Wall Street Journal is not published on a Purchase Date, the Company

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

may determine the price of the Common Stock by reference to The New York Times or by any other appropriate method.

7.   Purchase Procedures

          The Agent shall purchase Common Stock on behalf of the Plan once a month, on the last business day of the month (each, a "Purchase Date"), with the proceeds of all dividend payments received by the Agent prior to such Purchase Date and Cash Payments received by the Agent at least one business day prior to such Purchase Date, except to the extent that applicable law may require the curtailment or suspension of or otherwise limit purchases of Common Stock. Upon completion of the purchase of Common Stock by the Agent with any payment received by it representing dividends and/or Cash Payments, the Agent shall calculate the number of shares of Common Stock purchased and the aggregate purchase prices for purchases from dividends and for purchases from Cash Payments. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by the Agent between Purchase Dates.

8.   Cash Payments

          Any Participant may, at his or her option, at any time and from time to time, send to the address indicated in Paragraph 25 a check or money order payable to the order of "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan," in any amount not less than $50 but not in an amount or in amounts aggregating more than $20,000 in any one calendar month, accompanied by Instructions directing that the payment be applied to the purchase of additional shares of Common Stock for the Participant under the Plan. Any such Cash Payment by a Participant, as well as any Initial Cash Payment described in Paragraph 9, is referred to herein as a "Cash Payment."
The Agent shall credit a Cash Payment to the Plan account of the Participant as described in Paragraph 7 above. The Agent shall apply all such Cash Payments, whether received in conjunction with dividend reinvestments or separately, to the purchase of additional shares of Common Stock as described in Paragraph 6 above. Cash Payments will not be accepted by the Agent if a Participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of a purchase or what the Participant's balance will be following a purchase. Participants may obtain a refund of any Cash Payment not yet invested provided the request for such refund is received in writing at the address indicated in Paragraph 25 at least two business days prior to the time the payment would otherwise be applied to the purchase of additional shares. All Cash Payments must be in United States funds and drawn on a United States bank. Third party checks and checks not drawn on a United States bank and payable in United States funds will not be accepted and will be returned to sender. The Agent cannot purchase shares for the Participant without advance payment. A Participant may authorize the Agent (using such forms as shall be acceptable to the Agent) to deduct a specified amount each month as a Cash Payment from an account maintained by such Participant at a bank or other financial institution ("EFT"), and any such automatic transfer of funds shall be treated in the same manner as other Cash Payments. Once the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted each month from the designated account on the 25th day of each month (unless such day is not a business day in which event the funds automatically will be deducted on the business day immediately preceding the 25th) and will be invested on the next Purchase Date. Automated funds transfers may be for as little as $50 per month, but in no case for more than $20,000 per month. It is not possible for the Agent to tell a Participant in advance how much money to send for the purchase of a full or fractional share because the per share price will not be known until the shares are purchased. In the event a check or EFT sent to Agent by a Participant is not honored for any reason, including but not limited to insufficient funds, the Agent reserves the right to sell shares from a Participant's account to recover the amount owed to Agent.

9.   Initial Direct Stock Purchase

          Any person or entity who is not a holder of record of shares of Common Stock may join the Plan by completing and signing an Authorization Form and returning it to the Agent together with a check or money order (an "Initial Cash Payment") payable to "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan," in any amount not less than $500, but not more than $20,000. Upon acceptance of such Initial Cash Payment and completed Authorization Form, such person or entity will become a Participant under the Plan.

10.   Sale of Shares

          A Participant may sell any or all shares held in the Participant's Plan account by submitting Instructions to the Agent as set forth in Question 25 below. As with purchases, the Agent aggregates all requests to sell shares, then sells the total share amount on the open market. The shares will be sold on any exchange on which the Company's Common Stock is listed. The selling price will not be known until the sale is completed.

          PARTICIPANTS SHOULD BE AWARE THAT THE COMMON STOCK PRICE MAY FALL DURING THE PERIOD BETWEEN A REQUEST FOR SALE, ITS RECEIPT BY AGENT AND THE ULTIMATE SALE ON THE OPEN MARKET. INSTRUCTIONS SENT TO AGENT TO SELL SHARES ARE BINDING UPON PARTICIPANTS AND MAY NOT BE RESCINDED. PARTICIPANT IS RESPONSIBLE FOR ALL SERVICE FEES AND BROKERAGE COMMISSIONS INCURRED IN CONNECTION WITH A SALE OF ANY SHARES HELD IN THE PARTICIPANT'S ACCOUNT.

11.  Transfer of Shares

          A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Agent at the address in Question 25 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of Common Stock certificates. The Agent will provide Participants with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Agent will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

          Book-to-book transfers, which involve transferring shares from an existing participant account in the Plan to a new participant account should follows the steps listed below.

     .        Call the Agent's toll-free telephone number 1-800-524-4458 and request a Plan brochure and Authorization Form. Complete the form providing the full registration name, address and social security number of the new Participant to whom shares are being transferred.

     .        The completed Authorization Form should be sent to the Agent together with a written request indicating the number of shares (full and fractional) which should be transferred to the new Participant. All persons registered as account Participants should sign the Authorization Form, and their signatures should be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion program.

     .        Unless otherwise directed in the Authorization Form, the credited
(new) account will be enrolled in the Plan and all dividends on the transferred shares will be reinvested in additional shares of Common Stock.

12.  Number of Shares

          We have authorized 600,000 shares of Common Stock to be issued and registered under the Securities Act of 1933 (the "Securities Act") for offering pursuant to the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

13.  Calculation of Common Stock Purchased

          The number of shares of Common Stock purchased, including fractional shares of Common Stock rounded to four decimal places, shall be determined by dividing the amount of the dividends reinvested and/or the Cash Payments by the purchase price per share of Common Stock.

14.  Modification or Termination of Participation

          Participants may modify participation in the dividend reinvestment portion of the Plan by notifying the Agent in writing of the increased or decreased number of shares of

Common Stock with which they wish to participate. Participants may terminate participation in the dividend reinvestment portion of the Plan at any time by notifying the Agent in writing to that effect. Any notice is effective only upon receipt. If such notice is received by the Agent before any record date for dividend payment, the Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Dividend Payment Date. To reenter the Plan after termination, the stockholder must complete a new Authorization Form. The Agent may terminate the participation of any account by written notice to the Participant and to the Company. Upon termination of participation in the Plan, the Agent will send the Participant a certificate for the Common Stock and cash for any fractional shares of Common Stock, as provided herein.

          The Agent shall terminate the Participant's Plan account upon receipt of written notice of the Participant's death or adjudication of incompetency, provided, however, in the event of any such notice, the Agent shall retain all Common Stock in the Participant's Plan account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Agent of the legal representative's right to receive such Common Stock.

15.  Termination Fee

          A service charge of $5.00 will be charged by the Agent and deducted from the Participant's account in the event of termination by the Participant of his or her participation in the Plan.

16.  Certificates for Purchased Common Stock

          A stockholder who has purchased Common Stock under the Plan and wishes to obtain certificates for those shares of Common Stock may do so by notifying the Agent in writing to that effect. However, no certificate will be issued for fractional shares of Common Stock. The market value of any fractional shares will be paid in cash to a stockholder requesting a certificate for all of his or her noncertificated shares of Common Stock.

17.  Certificate Safekeeping

          The Agent will provide certificate safekeeping. Participants who wish to deposit their Common Stock certificates with the Agent shall mail their written request and their certificates, unendorsed, to the Agent.

18.  Stock Splits, Stock Dividends and Rights Offerings

          Any dividends of Common Stock resulting from stock splits, stock dividends or a rights offering will be credited to the Participant's Plan account.

19.  Voting

          All Common Stock credited to a Participant's account under the Plan shall be voted by the Participant. If on the record date for a meeting of stockholders there are shares of Common Stock credited to the Plan account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's Common Stock, including shares of Common Stock credited to the Participant's Plan account. If the Participant transmits a proxy to the Agent pursuant to any method authorized by the proxy material, the Common Stock will be voted as directed with respect to all of Participant's shares of Common Stock (including any fractional shares), or the Participant may vote all of the Common Stock in person at the meeting. In the absence of any such direction or attendance at the meeting, such Common Stock will not be voted by the Agent.

20.  Liability

          Neither the Company, the Agent, nor any agent for either, in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (i) arising out of a failure to terminate the Participant's account upon such Participant's death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency; (ii) with respect to the prices at which shares are purchased for a Participant's account; or (iii) with respect to any fluctuation in market value before or after any purchase of shares. Neither the Agent, the Company nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

21.  Tax

          It is understood that the automatic reinvestment of dividends or investment of Cash Payments under this Plan does not relieve the Participant of any income tax liability arising as a result of such dividends and investments. The Plan will report to each Participant the amount of dividends and investments credited to the Participant's account.

22.  Termination, Suspension or Modification

          The Company reserves the right to modify, suspend or terminate the Plan at any time by written instrument.

23.  Checks or Drafts

          The Participant shall have no right to draw checks or drafts against the Participant's Plan account or to give instructions to the Agent in respect of any shares of Common Stock held therein except as expressly provided herein. A Participant who wishes to pledge or assign any shares in his Plan Account must terminate the account to the extent of those shares of Common Stock the Participant intends to pledge or assign.

24.  Compliance with Applicable Law and Regulations

          The Company's obligation to offer, issue or sell its Common Stock hereunder shall be subject to the Company's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Common Stock. The Company may elect not to offer or sell its Common Stock hereunder to stockholders residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws makes that offer or sale impracticable or inadvisable.

25.  Notices

          Participants may contact the Agent by writing to:

          The Bank of New York
          P.O. Box 11258
          Church Street Station
          New York, New York 10286-1258

          For transfers, sales, withdrawals or optional additional cash investments instructions should be sent to:

          The Bank of New York
          Dividend Reinvestment Department
          P. O. Box 1958
          Newark, New Jersey 07101-9774

or by telephoning the Stockholder Customer Service Helpline at (800)524-4458 (automated assistance is available 24 hours a day, seven days a week; customer service representatives are available 8:00 a.m. - 8:00 p.m., Eastern Standard Time, each business day).

          The Agent may also be contacted at the Internet address http://stock.bankofny.com or the e-mail address: Shareowner-svcs@bankofny.com.

          Notices to the Participant may be given by the Agent by first-class mail, postage prepaid, addressed to the Participant at his or her last known address as reflected by the records of the Agent. The Participant agrees to notify the Agent promptly in writing of any change of address.

26. Fees Charged To Participants. For current participants in the Company's Dividend Reinvestment Plan, there will be no charge or commission payable as a result of conversion to the Plan. Persons not currently enrolled in the Company's Dividend Reinvestment Plan and persons not currently Company shareholders will be charged a $7.50 enrollment fee and a $2.50 investment fee (collectively, the "Enrollment Fee"). For sales and purchases by

Participants under the Plan, Participants will be charged $0.10 per share (the "Brokerage Commission"), plus 5% of the purchase or sales price of the shares (the "Transaction Fee"). To the extent, shares are purchased directly from or sold directly to the Company, Participants will not be charged the Brokerage Commission but will be charged the Transaction Fee. In all instances, the maximum amount of the Transaction Fee is $3.00. A service charge of $5.00 will be charged by the Agent and deducted from a Participant's account in the event of termination by the Participant of his or her participation un the Plan. All other fees and expenses will be paid by us.

27.  Governing Law

          This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.